PURCHASE AGREEMENT

by and among

KUSH BENEFIT SOLUTIONS, LLC

("PURCHASER")

and

J.P. KUSH AND ASSOCIATES, INC.

("SELLER")

and

JOSHUA KUSHNEREIT

("OWNER")

As of May 1, 2021

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the "**Agreement**") is dated May 12, 2021 ("**Closing Date**"), but made effective as of May 1, 2021, by and among Kush Benefit Solutions, LLC, a Michigan limited liability company (the "**Purchaser**"), J.P. Kush and Associates, Inc., a Michigan corporation (the "**Seller**"), and Joshua Kushnereit (the "**Owner**").

WHEREAS, the Seller is engaged in the business of providing insurance brokerage and related services and products, and the Owner is the beneficial and record owner of all of the shares of stock of the Seller; and

WHEREAS, the Purchaser desires to purchase the business and certain assets of the Seller and the Seller and the Owner are agreeable to the sale of said business and certain assets, all in reliance upon the warranties and representations set forth hereinafter and upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree to the following:

SECTION 1.
PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale. Subject to the terms and conditions set forth hereinafter, the Seller agrees to sell, assign, transfer, and convey at Closing absolutely to the Purchaser, free and clear of all security interests, liens and encumbrances, those certain properties and assets (collectively "**Assets**") of the insurance business as operated or conducted by Seller (collectively the "**Business**") as of immediately prior to May 1, 2021 (the "**Effective Date**") which include the following, subject in each instance to Section 1.2 and Section 1.3:

1.1.1 All rights of the Seller with respect to all insurance which has been solicited, placed or sold through the Seller, or by any of its shareholders, agents or employees on its behalf, including all work in progress, and all other information possessed by the Seller identifying past, present and potential clients describing their insurance needs and coverages and setting forth the expirations of their current insurance policies and contracts. Attached hereto as Schedule 1.1.1 is a list of all service agreements and all customers' policies in force as of the Effective Date with Molina Healthcare and Priority Health (the "**Accounts**");

1.1.2 All of the Seller's other files, records and information concerning present, past and potential clients;

1.1.3 Subject to the cutoff provisions in Section 1.3, all of the Seller's rights to commissions, fees and other entitlements and rights of every kind arising from new or renewal business, installments, or any product having an effective date on or after the Effective Date and all rights to commissions and fees arising under contracts or agreements with insurance carriers or customers billed on or after the Effective Date, the Seller's rights to direct bill commissions and overrides as set forth in Section 1.3 and contingent commissions. The Seller shall promptly

pay over to the Purchaser any fees, commissions or other payments due the Purchaser that are paid to the Seller;

1.1.4 All the Seller's goodwill;

1.1.5 All governmental licenses, permits, approvals and authorizations possessed by the Seller to the extent assignable or transferable;

1.1.6 All restrictive covenants now owned by the Seller including, without limitation, the right to enforce the restrictive covenants in any of the Seller's contracts with third parties, and any employment agreements, trade secret, confidentiality, non-compete, non-piracy, or non-solicitation agreements between a Seller and its employees, to the extent transferable or assignable;

1.1.7 The Purchaser will acquire certain furniture, fixtures, vehicles and equipment of the Seller as identified in Schedule 1.1.7;

1.1.8 All prepayments received by the Seller prior to the Effective Date for services to be rendered or for insurance written on policies for coverage to be effective from and after the Effective Date. All invoices and credit memos with respect to insurance policies to be processed or billed on or after the Effective Date regardless of the effective date of the policies. All fees and commissions on premiums which are payable on or after the Effective Date; and

1.1.9 Certain other intangible property including, but not limited to, the "J.P. Kush and Associates" name, the Seller's website and domain name(s) used in operation of the Business ("**Intellectual Property**"). Seller will work with Purchaser to facilitate the redirection of email, facsimile, telephone and other communications to Purchaser and undertake such other data or communication transfers as may be necessary to facilitate the transfer of Assets to the Purchaser. Seller will purge any data related to the Assets from any Seller systems and hardware not acquired by Purchaser, and will cause any data related to the Assets and stored on third party systems or hardware to be purged from such third party systems and hardware.

1.2 Excluded Assets. The Seller shall retain and does not by this Agreement sell to the Purchaser and there is excluded from the assets to be conveyed by the Seller to the Purchaser enumerated above (i) the Seller's minute books, stock transfer and corporate records, (ii) all of the Seller's cash and cash equivalents, outstanding accounts receivable, prepaid expenses, loans or notes receivable, money market certificates, stocks, bonds, automobiles, cash value of life insurance policies, tangible furniture, fixtures or equipment not set forth on Schedule 1.1.7 and real estate, if any, (iii) all of Seller's and Owner's non-transferable permits and licenses, (iv) claims against third parties related to Seller's operations prior to Closing, (v) any rights to tax refunds or claims under or proceeds of insurance policies related to the Assets with respect to periods prior to closing, (vi) all employee benefit plans of Seller within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("**ERISA**"), which are presently in effect and relate to the operation of the Business, including any assets owned or held by any such plan; (vii) personal items such as plaques and diplomas and (viii) the rights and benefits accruing to the Seller under the terms of this Agreement (iv) the loans and

advances made to the Accounts as set forth on Schedule 1.2(iv) ("**Client Advances**") (collectively "**Excluded Assets**").

1.3 Carrier Direct Bill Commission Cutoff. Notwithstanding anything to the contrary in this Agreement, with respect to Account policies that are direct bill policies and regardless of the policy effective date or when billed by the insurance carrier: (i) Seller shall own all commissions collected on such policies actually received by Seller from insurance carriers before the Effective Date; and (ii) Purchaser shall own all such commissions actually received from insurance carriers on or after the Effective Date. Notwithstanding anything to the contrary in this Agreement, the allocation of the commissions to the Seller in this Section 1.3 should be net of all commission payments to internal and external agents owed by the Seller as of the Closing in connection with such direct bill polices.

1.4 Collection of Accounts Receivable and Client Advances. The Seller shall retain and does not by this Agreement sell to the Purchaser and there is excluded from the assets to be conveyed by the Seller to the Purchaser any and all accounts receivable of the Seller based on agency bill items or fees for services with respect to services rendered by the Seller or its employees prior to the Effective Date and having an invoice date prior to the Effective Date, (such excluded accounts receivable hereinafter called the "**Seller's Receivables**"). The Purchaser shall collect and pay over to the Seller on a monthly basis, within ten (10) days after the month end, any and all amounts collected by the Purchaser from customers in connection with the Seller's Receivables. If the customer identifies the fee invoice paid, the Purchaser will apply the funds in accordance with the customer's instructions. The accounting books and records of the Seller shall remain the property of the Seller, but the Purchaser shall have access to such records upon reasonable request of the Purchaser during normal business hours. The Purchaser and the Seller shall do all acts necessary to accomplish the above. The Seller agrees to give the Purchaser a copy of its aged accounts receivable trial balance report as of the Effective Date. Notwithstanding the foregoing, the Owner (acting in his capacity as an employee of the Purchaser) will be permitted to review and comment on invoices with respect to such Seller's Receivables and the collection thereof, and will receive the standard, periodic collections reporting package that include such Seller's Receivables prepared by Purchaser and made generally available to management in the ordinary course of business and any other relevant information relating to the Seller's Receivables or their collection reasonably requested by Owner, including access to the relevant insurance customer portal. After July 1, 2021, the Purchaser shall be relieved of further responsibility to collect the Seller's Receivables, and the Seller may commence to collect the same on its own behalf. The Purchaser shall collect and pay over to the Seller on a monthly basis, any and all amounts collected by the Purchaser in connection with the Client Advances, *provided that*, that all payments made by Accounts associated with the Client Advances shall be first applied to any new or renewed insurance policies placed by Purchaser after Closing. Notwithstanding anything to the contrary in this Agreement, the allocation of all accounts receivable owe to the Seller in this Section 1.4 should be net of all commission payments to internal and external agents owed by the Seller as of the Closing in connection with such agency bill policies.

SECTION 2.
CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION

2.1 Confidentiality. Seller and Owner acknowledge and agree that except for the sole and exclusive purpose of conducting business on behalf of the Purchaser or its affiliates (defined hereinafter) neither of them shall disclose, divulge, furnish or make accessible to anyone, any of the Seller's, Purchaser's or any of its affiliates, Trade Secrets and other proprietary information relating to the Business, including but not limited to, business methods, personnel, and customers (collectively referenced as "**Confidential Information**"). "**Trade Secrets**" are defined as information, including but not limited to, a formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Notwithstanding anything to the contrary, Seller acknowledges that Purchaser's parent company is a public reporting company under the Securities Exchange Act of 1934, as amended, and that nothing in this Agreement shall prevent Purchaser and its affiliates and parent company from making all disclosures required by law regarding the transaction.

2.2 Seller's and Owner's Covenant Not to Compete and Not to Solicit. The Seller and Owner agree and acknowledge that each will benefit directly and indirectly from the "**Purchase Price**" (as defined in Section 3.1) and the transfer of Assets to Purchaser. In conjunction with Purchaser's acquisition of the Assets and agreement to the terms of this Agreement and as a condition thereto, the Owner and the Seller agree to the covenants set forth in this Section 2 (the "**Non-Compete Terms**"). Owner is agreeing to the Non-Compete Terms as a material inducement to Purchaser to enter into this Agreement, and in consideration of the direct and indirect benefit that Owner individually will receive from the transactions contemplated by this Agreement.

2.3 Covenant Not to Solicit:

2.3.1 Seller and Owner acknowledge and agree they will not, individually or through affiliates, associates, agents, employees or others, directly or indirectly, and to protect the Business, goodwill and Trade Secrets of the Assets and Business being purchased, divert or attempt to divert any of the business of the Seller or Purchaser by soliciting, initiating contact with or accepting business from any: (1) clients, prospective clients, or referral sources of the Seller or any insurance related businesses of Purchaser and its affiliates; or (2) clients, prospective clients, or referral sources of Purchaser or its affiliates.

2.3.2 Seller and Owner acknowledge and agree none of them will directly or indirectly solicit the following in an attempt to encourage them to sever their employment relationship with the Purchaser, any successor or affiliates: (1) employees who are working or have worked for Seller within the previous twelve (12) months; or (2) employees of Purchaser or its affiliates engaged in the insurance business.

2.3.3 The non-solicitation covenants in this Section 2.3 extend to the geographic location of each client, prospective client, referral source or employee described in Sections 2.3.1 and 2.3.2.

2.3.4 The Owner acknowledges and agrees that the non-solicitation provisions in this Section 2.3 shall commence as of the Effective Date, continue at all times during each Owner's employment with the Purchaser, any successor or affiliates as employer and apply thereafter during the following time periods subsequent to the Owner's termination of employment with Purchaser, any successor or affiliates as employer:

2.3.4.1 If Owner's employment ends before the third year anniversary of the Effective Date, these non-solicitation provisions shall be in effect up through the fifth anniversary of the Effective Date;

2.3.4.2 If Owner is employed up to or beyond the third year anniversary of the Effective Date, these non-solicitation provisions shall be in effect up through the second anniversary of Employee's termination date of employment with Purchaser, or any successor or affiliate as employer.

2.3.5 The non-solicitation provisions in this Section 2.3 for the Seller shall commence on the Effective Date and extend through the fifth anniversary of the Effective Date.

2.4 Covenant Not to Compete.

2.4.1 In consideration for the benefits offered in this Agreement and to protect the Assets and Business being purchased by Purchaser, the Owner and Seller each acknowledge and agree that they will not, individually or through affiliates, associates, agents, employees, or others, directly or indirectly, do any of the following:

2.4.1.1 engage in competition with Purchaser, any successor or affiliates in the business of offering (1) commercial, personal, group life, group health or disability insurance or individual or group benefits insurance; or (2) employee benefit services or risk management services (the "**Restricted Business**") within the State of Michigan (the "**Restricted Area**");

2.4.1.2 aid or assist any person or company engaging in, developing, or entering into the Restricted Business within the Restricted Area;

2.4.1.3 communicate to or use for the benefit of any person or company, any of the Confidential Information used by Seller, the Purchaser, any successor or affiliates or disclose the Confidential Information of Seller, the Purchaser, any successor or affiliates;

2.4.1.4 in any manner become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity (including sole proprietorship) engaged in the Restricted Business within the Restricted Area; provided, however, Seller and Owner may individually hold up to 4.99% of the outstanding securities of any class of any publicly traded securities of any company and such ownership shall not constitute a breach of this Section.

2.4.2 Owner acknowledges and agrees that the non-competition provisions in this Section 2.4 shall commence as of the Effective Date, and apply for a period of five (5) years from the Effective Dated regardless of the Owner's employment with the Purchaser, any successor or affiliates as employer and that Owner has received adequate consideration for the granting of these provisions.

2.5 Remedies. The Owner and Seller each acknowledge and agree that the duration and geographic scope of the restrictions set forth in this Section 2 are fair and reasonable in light of the Purchase Price being paid by Purchaser. The Owner acknowledges and agrees that these restrictions will not prevent her from earning a living in other businesses or geographies. The Owner and Seller acknowledge and agree that remedies at law (such as monetary damages) for any breach of the covenants or obligations under this Section 2 would be inadequate. The Owner and Seller therefore agree and consent that if the Owner or Seller commits any breach of a covenant under this Section 2 or threatens to commit any such breach, the Purchaser shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to the Purchaser) to temporary or permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage against that party or parties. With respect to any provision of this Section 2 finally determined by a court of competent jurisdiction to be unenforceable, the Owner, the Seller and the Purchaser hereby agree that such court shall have jurisdiction to reform this Section 2 so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by the court's determination. If any covenants of Section 2 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of the Purchaser to enforce any such covenant in any other jurisdiction.

SECTION 3.
PURCHASE PRICE AND PAYMENT TERMS

3.1 Purchase Price. In consideration of the purchase and sale of the Assets, and in order to induce Seller and Owner to make the representations, warranties, covenants and agreements of the Seller and Owner set forth in this Agreement (including the covenants set forth in Section 2), Purchaser shall pay to the Seller the aggregate of the following (collectively, the "**Purchase Price**"):

3.1.1 <u>Cash Payment</u>. Cash in the amount of One Million Nine Hundred Thousand 00/100 Dollars ($1,900,000.00) shall be paid to Seller at Closing by wire transfer of immediately available funds ("**Cash Payment**").

3.1.2 <u>Closing Shares</u>. The balance of the Purchase Price, having a value of Fifty Thousand 00/100 Dollars ($50,000), shall be paid to Owner in the form of restricted shares of common stock in Reliance Global Group, Inc. ("**RELI**") (the "**Closing Shares**"). The Closing Shares shall be issued within thirty (30) days after the Effective Date and valued based on the closing price on the NASDAQ Stock Market on the Effective Date. The resale of the Closing Shares shall be restricted for a period of six (6) months.

3.1.3 Earn-Out Payments. In addition to the Purchase Price set forth in Sections 3.1.1 and Section 3.1.2 and subject to Section 3.2.7, Purchaser shall pay to Seller the following (each an "**Earn-Out Payment**"):

3.1.3.1 *Earn-Out Payment 1 and Bonus Shares*. If the NPLR for Year 1 is equal to or greater than Six Hundred Fifty Thousand 00/100 Dollars ($650,000) (the "**Year 1 Benchmark**"), Purchaser shall pay to Owner an earn-out amount equal to two and one half (2.5) times the amount of NPLR in excess of the Year 1 Benchmark (the "**Earn-Out Amount 1**"). Seventy-five percent (75%) of Earn-Out Amount 1 shall be paid to Owner in cash, with the remaining balance paid in form of restricted shares of common stock in RELI (the "**Earn-Out Shares 1**"). The Earn-Out Shares 1 shall be valued based on the closing price on the NASDAQ Stock Market on April 30, 2022. In addition to Earn-Out Amount 1, if the NPLR for Year 1 exceeds Nine Hundred Thousand Dollars ($900,000), then Purchaser shall pay to Owner additional restricted shares of common stock in RELI equal to Fifty Thousand Dollars ($50,000) (the "**Bonus Shares**"). The Bonus Shares shall be valued based on the closing price on the NASDAQ Stock Market on April 30, 2022. The resale of the Earn-Out Shares 1 and Bonus Shares shall be restricted for a period of six (6) months.

3.1.3.2 *Earn-Out Payment 2*. If the NPLR for Year 2 is equal to or greater than the greater of the Benchmark or NPLR in Year 1 (the "**Year 2 Benchmark**"), Purchaser shall pay to Owner an earn-out amount equal to two and one half (2.5) times the amount of NPLR in excess of the Year 2 Benchmark (the "**Earn-Out Amount 2**"). Seventy-five percent (75%) of Earn-Out Amount 2 shall be paid to Owner in cash, with the remaining balance paid in form of restricted shares of common stock in RELI (the "**Earn-Out Shares 2**"). The Earn-Out Shares 2 shall be valued based on the closing price on the NASDAQ Stock Market on April 30, 2023. The resale of the Earn-Out Shares 2 shall be restricted for a period of six (6) months.

3.1.3.3 *Earn-Out Payment 3*. If the NPLR for Year 3 is equal to or greater than the greater of the Benchmark or NPLR in Year 2 (the "**Year 3 Benchmark**," and together with the Year 1 Benchmark and the Year 2 Benchmark, the "**Benchmarks**"), Purchaser shall pay to Owner an earn-out amount equal to two and one half (2.5) times the amount of NPLR in excess of the Year 3 Benchmark (the "**Earn-Out Amount 3**"). Seventy-five percent (75%) of Earn-Out Amount 3 shall be paid to Owner in cash, with the remaining balance paid in form of restricted shares of common stock in RELI (the "**Earn-Out Shares 3**," and together with Earn-Out Shares 2 and Earn-Out Shares 3, "**Earn-Out Shares**")). The Earn-Out Shares 3 shall be valued based on the closing price on the NASDAQ Stock Market on April 30, 2024. The resale of the Earn-Out Shares 3 shall be restricted for a period of six (6) months.

3.1.3.4 "**Year 1**" means the twelve (12) month period commencing May 1, 2021 and ending April 30, 2022.

3.1.3.5 "**Year 2**" means the twelve (12) month period commencing May 1, 2022 and ending April 30, 2023.

3.1.3.6 "**Year 3**" means the twelve (12) month period commencing May 1, 2023 and ending April 30, 2024. Year 1, Year 2, and Year 3 are collectively referred to in this Agreement as "**Earnout Years**."

3.1.3.7 "**Net Product Line Revenues**" ("**NPLR**") shall mean any and all commissions, fees and other income (net of any commissions paid to agents or Owner's Agents in the ordinary course), actually received by the Purchaser or any Affiliate of Purchaser from (i) any new business produced or secured by the Owner on behalf of the Purchaser or any Affiliate of Purchaser, including any business produced or secured by any agent or other personnel (whether of Purchaser or any Affiliate) assigned to, or otherwise supervised by, Owner ("Owner's Agents"; for the avoidance of doubt, "Owner's Agents" includes internal and outside agents), or (ii) any business placed by the Purchaser or any Affiliate of Purchaser with carrier Molina Healthcare, regardless of whether Owner or Owner's Agents were involved or not with the production or generation of such business for the Purchaser or such Affiliate; provided that NPLR shall exclude any Molina business generated by an Affiliate of Purchaser from an entity or business acquired after the Closing, but only to the extent of existing (but not any increases in) trailing twelve-month levels of revenue (otherwise includable as NPLR) as of the applicable closing date of the acquisition of such entity or business (e.g., if an entity is acquired by an affiliate of Purchaser after the Closing that has $500,000 of Molina business on a trailing twelve month basis as of the date of entity acquisition (that otherwise would qualify as NPLR above), then the first $500,000 of Molina business generated by such entity during any Earnout Year while owned by such Purchaser Affiliate will be excluded from NPLR hereunder, and any amounts in excess of $500,000 would be included in NPLR hereunder). For the avoidance of doubt, qualifying revenue includes (i) all commissions generated from new business, renewal business, carrier bonuses, (ii) contingent, profit sharing or override revenues received by Purchaser or any Affiliate allocated on a percentage basis from any business placed with any carrier or any business produced by the Owner or Owner's Agents on behalf of the Purchaser or any Affiliate of Purchaser ("Contingents"), and (iii) carrier-shared marketing or co-op revenues net of any carrier-mandated expenses (i.e., the carrier dictates how and when the expenses are made; carrier requirements for receipts or similar accounting/reporting issues will not make any expense "carrier-mandated") and capped annually at One Hundred Thousand Dollars ($100,000). During any Earnout Year in which Owner is terminated, NPLR will be deemed to include (in addition to all other amounts otherwise includable for such Earnout Year in the definition for NPLR) all business or revenues described in this Section 3.1.3.7 that is generated after Owner's termination by Owner's replacement(s) or Owner's Agents (which shall include all individuals that constituted Owner's Agents prior to termination) or from Molina business during such Earnout Year, in each instance without any requirement for, or otherwise any regard to, Owner's employment status or connection with such generated business or revenues.

3.2 Earn-Out Calculation.

3.2.1 Within thirty (30) days after Year 1, Year 2 and Year 3, Purchaser shall prepare and deliver to Seller a statement setting forth Purchaser's calculation of the NPLR for the corresponding year (the "**Estimated Earn-Out NPLR**") together with all reasonable supporting documentation.

3.2.2 If Seller in good faith disagrees with Purchaser's calculation of the Estimated Earn-Out NPLR, Seller may, within thirty (30) days after receipt of such statement (the "**Earn-Out Objection Period**"), deliver to Purchaser a written notice disagreeing therewith and setting forth Seller's objections (the "**Earn-Out Objection Notice**"). The Earn-Out Objection Notice shall specify in reasonable detail those items or amounts as to which Seller disagrees, the basis of such disagreement and, if the disagreement relates to the calculation of amounts, Seller's calculation of such amounts. If the Earn-Out Objection Notice is not timely received by Purchaser within the Earn-Out Objection Period, Seller shall be deemed to agree in all respects with the Estimated Earn-Out NPLR as prepared by Purchaser, and such calculation shall be final and binding on the parties.

3.2.3 If an Earn-Out Objection Notice is timely received by Purchaser within the Earn-Out Objection Period, the parties shall, during the thirty (30) days following Purchaser's receipt of such notice, use their good faith, reasonable efforts to reach an agreement on the disputed items. If such an agreement is reached, the Estimated Earn-Out NPLR as so agreed shall be final and binding on the parties. If the parties are unable to reach such an agreement, Purchaser and Seller shall jointly retain a mutually acceptable independent accounting firm of regional reputation (the "**Accountant**") to resolve any remaining disagreements. Purchaser and the Seller shall execute, if requested by the Accountant, a reasonable engagement letter, including customary indemnification provisions in favor of the Accountant. Purchaser and Seller shall direct the Accountant to render a determination in writing as promptly as practicable and in any event within thirty (30) days after its retention and the parties shall cooperate with the Accountant during its engagement and make available the records and workpapers necessary for its review. The Accountant shall consider only those items and amounts set forth in the Earn-Out Objection Notice that Purchaser and Seller have been unable to resolve, and the Accountant shall review only the records and workpapers submitted and base its determination solely on such submissions and the related computational materials. In resolving any disputed item, the Accountant may not assign a value to any item greater than the greatest value of such item claimed by either party or less than the smallest value for such item claimed by either party. The Accountant's determination shall be based on the NPLR as defined under Section 3.1.3.3. The determination of the Accountant shall be conclusive and binding upon the parties. Purchaser, on the one hand, and Seller, on the other hand, shall each bear a percentage of the fees and expenses of the Accountant in the inverse proportion to which the Accountant determines such party is correct in its calculation of Estimated Earn-Out NPLR. For example, if the Accountant determines that Purchaser is seventy-five percent (75%) correct in its calculation of Estimated Earn-Out NPLR, Seller shall bear seventy-five percent (75%) of the Accountant's fees and expenses. Purchaser and Seller shall each bear one hundred percent (100%) of their own related expenses.

3.2.4 The Estimated Earn-Out NPLR (either as agreed to by Seller and Purchaser, as deemed final pursuant to Section 3.2.2 above or as adjusted pursuant to Section 3.2.3 above) shall be final and binding on the parties and will be referred to as the "**Final Earn-Out NPLR**."

3.2.5 Purchaser and the Seller shall cooperate and assist in good faith in the preparation of the Estimated Earn-Out NPLR and in the conduct of the reviews referred to in this Section 3.2, including making available, to the extent reasonably necessary, books, records, work

papers and personnel at such reasonable times as any party shall request and permitting (at the expense of the requesting party) the copying of any records or extracts thereof reasonably requested.

3.2.6 Within five (5) business days following the determination of the Final Earn-Out NPLR, the applicable Earn-Out Payment, if any, shall be deemed due and payable to Seller.

3.2.7 <u>**Effect of Termination of Owner's Employment**</u>.

3.2.7.1 Notwithstanding anything to the contrary set forth in this Agreement, if prior to the third anniversary of the Closing (x) Owner's employment with Purchaser is terminated without "Cause" (as defined in the Employment Agreement), or (y) Owner resigns as an employee of Purchaser due to a "Good Reason" (as defined in the Employment Agreement) ((x) and (y) collectively referred to as a "**Termination Event**"), then (i) the Seller will be entitled to receive and retain any Earn-Out Payment paid or payable for each prior completed Earnout Year in accordance with Section 3.1.3 ("**Prior Earn-Out Payment**"), and (ii) for each incomplete or future Earnout Year, Seller will be entitled to receive the greater of the Prior Earn-Out Payment or the applicable Earn-Out Payment calculated for the entire Earnout Year in accordance with Section 3.1.3 (the "**Termination Payment**"). All Termination Payments shall be determined and paid in accordance with Section 3.1.3 after the applicable Earnout Year. Notwithstanding the foregoing, if the Termination Event is within Year 1, then the Termination Payment after Year 1 shall equal the greater of Two Hundred and Fifty Thousand ($250,000) or the Adjusted Termination Payment or the Earn-Out Payment 1 calculated in accordance with Section 3.1.3. Notwithstanding the foregoing, if the Termination Event is within Year 1, then the applicable Termination Payment for Year 2 and Year 3 shall equal the greater of Earn-Out Payment 1 or the applicable Earn-Out Payment for such Earnout Year calculated in accordance with Section 3.1.3. Calculations of Termination Payments (including Adjusted Termination Payments and Annualized NPLR) shall be subject to the same reporting, access and dispute resolution procedures and provisions set forth above in Section 3.2.

3.2.7.2 By way of example, if a Termination Event occurs within Year 2 and Owner earned or received a Prior Earn-Out Payment equal to Two Hundred Thousand Dollars ($200,000), the Termination Payment to be paid after Year 2 in accordance with Section 3.1.3 will be the greater of the Prior Earn-Out Payment or Earn-Out Payment 2. The Termination Payment to be paid after Year 3 in accordance with Section 3.1.3 will be the greater of the Prior Earn-Out Payment or Earn-Out Payment 3.

3.2.7.3 By way of example, if a Termination Event occurs after the sixth (6th) month within Year 1 and the NPLR for the previous six (6) months equals Four Hundred Thousand Dollars ($400,000) with Contingents and carrier bonuses accounting for Thirty-Five Thousand Dollars ($35,000) of the NPLR, then the Adjusted Termination Payment shall equal Two Hundred Eighty-Seven Thousand Five Hundred Dollars ($287,500) (i.e. (400,000 - $35,000)/6 x 12 = $730,000 + $35,000 = $765,00 – 650,000 = $115,000 x 2.5 = $287,500). Therefore, the Termination Payment to paid after Year 1 in accordance with Section 3.1.3 will be the greater of Two Hundred Fifty Thousand Dollars ($250,000) or Two Hundred Eighty-Seven Thousand Five Hundred Dollars ($287,500) or Earn-Out Payment 1. In addition, the

Termination Payment to be paid after Year 2 in accordance with Section 3.1.3 will be the greater of Earn-Out Payment 1 or Earn-Out Payment 2. The Termination Payment to be paid after Year 3 in accordance with Section 3.1.3 will be the greater of Earn-Out Payment 1 or Earn-Out Payment 3.

3.2.7.4 "**Adjusted Termination Payment**" shall equal two and one half (2.5) times the Annualized NPLR in excess of the Year 1 Benchmark.

3.2.7.5 "**Annualized NPLR**" shall equal the NPLR generated during Owner's employment with Purchaser in Year 1 *minus* all carrier bonuses and Contingents *divided* by the number of months of Owner's employment with Purchaser in Year 1 *multiplied* by twelve (12) *plus* all carrier bonuses and Contingents generated during Owner's employment with Purchaser in Year 1.

3.2.8 **Reporting/Management**. Upon written request, Purchaser shall deliver to Owner reports of the NPLR with respect to such Earnout Year, which reports shall include monthly and year-to-date NPLR calculations. Owner shall be granted full and unrestricted access to all carrier portals (including Molina Healthcare's and Priority Health's) and similar revenue repositories, and Purchaser and its Affiliates shall make available to Owner all books, records, work papers, customer information and other requested information as Owner may request in connection with monitoring or verifying NPLR, including any such information relating to NPLR of Affiliates of Purchaser. During Owner's employment with Purchaser, Purchaser shall permit Owner to manage the relationship, and otherwise interact, with Molina Healthcare, Priority Health and other clients or accounts in accordance with Owner and Seller's past practices, including permitting Owner and Owner's Agents to write or otherwise conduct business for Purchaser through the general agency agreements included in the Assets, unless prohibited by Priority Health or Molina Healthcare (provided that such prohibition may not cause and shall not be deemed to permit any reduction hereunder in override revenue (including GA override revenue) allocable or deemed received for NPLR purposes).

3.2.9 **Acknowledgement**. To support Owner's achievement of NPLR, during Year 1, Purchaser will provide Owner will a marketing budget of not less than Seventy-Five Thousand Dollars ($75,000), which amount may be spent by Owner on Purchaser's behalf for approved marketing expenses (and which amount will not reduce NPLR). After the Closing and during the Earnout Years, Purchaser and each of its Affiliates shall not, directly or indirectly (including through any Affiliate), take any actions with the purpose or intent of avoiding or reducing the Earn-Out Payments. The foregoing covenant shall survive the Closing until after the Earnout Years. Without limiting or diminishing any of Purchaser's obligations or any of Sellers' rights under this Section 3, Seller and Owner acknowledges that Purchaser otherwise has the right to operate the Business in any way that Purchaser deems appropriate in its sole and absolute discretion. Without limiting or diminishing any of Purchaser's obligations or any of Sellers' rights under this Section 3, Sellers also acknowledges that the Earn-Out Payments are speculative and there can be no assurance, and Purchaser provides no such assurance, that Seller and Owner will receive any Earn-Out Payments. In the event that the Owner's employment is terminated for any reason during the Earn-Out Years, such termination shall not relieve Purchaser's obligation to pay the Earn-Out Payments to the extent the Seller and Owner are otherwise entitled to such Earn-Out Payment in accordance with the terms of this Agreement.

SECTION 4.
NO ASSUMPTION OF LIABILITIES

4.1 No Assumption of Liabilities. Except as expressly provided herein, the Purchaser will not assume and will not discharge or be liable for any debts, liabilities, or obligations of the Seller, including, without limitation, any (i) liabilities or obligations of the Seller to creditors; (ii) liabilities or obligations of the Seller with respect to any transactions occurring prior the Closing; (iii) sales or income tax or other liabilities or obligations of the Seller incurred in connection with the sale of the Assets or Business pursuant to this Agreement; (iv) any contingent liabilities or obligations of the Seller; (v) any commission or fee owed by the Seller in connection with this Agreement; (vi) any liabilities or obligations of the Seller under any Employee Plan as defined herein at Section 6.15; (vii) any liability for any federal, state, local, foreign, or franchise taxes; (viii) any liabilities associated with the Excluded Assets; and (ix) the potential or existing errors and omissions claims described on Schedule 4.1(ix); and (x) any liabilities not specifically assumed under this Agreement (collectively, "**Excluded Liabilities**"). The Seller or the Owner, as the case may be, agree to timely pay to the insurance carriers, when due and payable, all amounts owed in connection with invoices and credit memos with respect to insurance policies processed and billed by the Seller prior to the Effective Date, except for insurance coverage to be effective from and after the Effective Date.

4.2 Certain Liabilities Assumed. The Purchaser hereby assumes the agreements, leases and contracts for and rights to those items of property identified on Schedule 4.2. The obligations listed or referred to on Schedule 4.2 are hereinafter referred to as the "**Assumed Liabilities**." Seller covenants and agrees that in the event (i) any rights relative to the Assumed Liabilities cannot be transferred or assigned by Seller without the consent of or notice to a third party and such consent or notice has not as of the date hereof been given or obtained, or (ii) any such rights which are non-assignable in their nature and will not pass, the beneficial interest in and to the same will in any event pass to Purchaser and Seller and Owner shall use its commercially reasonable efforts to cooperate with Purchaser in reasonable and lawful arrangements designed to provide for the Purchaser the benefits of such Assumed Liabilities, including (a) adherence to reasonable procedures established by Purchaser for the immediate transfer to Purchaser of any payments or other funds received by Seller thereunder and (b) enforcement, at the cost of Purchaser, for the benefit of the Purchaser of any and all rights of Seller thereunder against the other party or parties thereto arising of the breach or cancellation thereof by such other party or parties or otherwise.

SECTION 5.
CLOSING

5.1 Closing. The transactions contemplated by this Agreement shall be consummated (the "**Closing**") by transmission to the respective offices of legal counsel for the parties via e-mail in portable document format (".pdf") with due confirmation of the requisite documents duly executed where required, with the payments required by Section 3.1 delivered via wire transfer, in each case on the Closing Date. Regardless of when the Closing occurs, it shall be effective as of May 1, 2021 at 12:01 a.m.

5.2 Seller's and Owner's Closing Documents. At the Closing, the Seller and/or the Owner, as may be appropriate, shall execute and deliver this Agreement and the following:

5.2.1 A bill of sale assigning, transferring and conveying title to the Assets owned by the Seller to the Purchaser free and clear of all liens, encumbrances, and security interests of any kind;

5.2.2 An assignment and assumption agreement relating to the Assumed Liabilities, duly executed by Seller, in a form and substance reasonably satisfactory to Purchaser (the "**Assignment and Assumption Agreement**");

5.2.3 Documents of assignment and transfer duly executed by Seller, transferring all of the Seller's right, title and interest in and to any of the Seller's Intellectual Property to Purchaser ("**Assignment of Intellectual Property**");

5.2.4 A certificate, duly executed by the secretary or another officer of Seller and dated as of the Effective Date, certifying that the Owner and managers of Seller adopted the resolutions attached to such certificate to authorize the transactions contemplated by this Agreement and the other Closing documents and Seller's performance of its obligations hereunder and thereunder;

5.2.5 A good standing certificate issued by the Seller's state of organization;

5.2.6 The Employment Agreement executed by Owner (the "**Employment Agreement**");

5.2.7 all agency appointments from the carriers associated with the Accounts or confirmation that the Seller has received promises from such carriers in form and substance reasonably satisfactory to Purchaser that such carriers will grant agency appointments to Purchaser promptly following the Closing;

5.2.8 A certificate, prepared with respect to the Seller in such form as is reasonably acceptable to Purchaser, dated as of the Closing Date, in accordance with Treasury Regulation Section 1.1445-2(b)(2), certifying that the Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code

5.2.9 The Transition Services Agreement, duly executed by Seller;

5.2.10 Written consent to the assignment of the Seller's Marketing General Agency Agreement with Molina Healthcare;

5.2.11 Written consent to the assignment of the Seller's General Agreement with Priority Health;

5.2.12 Such other documents as shall be reasonably requested by the Purchaser or its counsel in order to carry out the transactions contemplated by this Agreement, duly executed by Seller (or others) where appropriate.

5.3 Purchaser Documents. Purchaser shall deliver to Seller this Agreement and all of the following:

5.3.1 The Assignment and Assumption Agreement, duly executed by Purchaser;

5.3.2 The Assignment of Intellectual Property, duly executed by Purchaser;

5.3.3 a certificate, duly executed by the secretary or another officer of Purchaser and dated as of the Effective Date, certifying that the Member of the Purchaser adopted the resolutions attached to such certificate to authorize the transactions contemplated by this Agreement and the other Closing documents and Seller's performance of its obligations hereunder and thereunder;

5.3.4 The Employment Agreement, duly executed by Purchaser;

5.3.5 The Agreements for the other employees of the Seller to be hired on the Effective Date by the Purchaser;

5.3.6 The Transition Services Agreement, duly executed by Purchaser;

5.3.7 Such other documents as shall reasonably be requested by the Seller or Seller's counsel in order to carry out the transactions contemplated by this Agreement, duly executed by Purchaser (or others) where appropriate.

5.4 Payment and Possession. On the Closing Date the Purchaser shall pay to the Seller by wire transfer of funds the Cash Payment specified in Section 3.1.1. Simultaneously therewith, the Seller and the Owner will take all steps that will be necessary to put the Purchaser in actual possession, operation, and control of the Assets.

5.5 Employees and Benefit Plans.

5.5.1 The Purchaser may offer employment to some of the employees of the Seller and all such employees are authorized by the Seller to accept employment with the Purchaser. Attached hereto as Schedule 5.5.1 is a list of all current employees of the Seller, their respective hire dates, and present salaries or compensation. Seller represents and warrants that there have been no changes in compensation or salary since April 30, 2021.

5.5.2 Each person who is an employee of Seller as of the Closing Date and who is hired by the Purchaser ("**Transferred Employees**") shall be eligible for participation in the employee welfare and retirement plans of Purchaser, as may be in effect from time to time, pursuant to the terms of the respective plans applicable to new hires. Prior to the Effective Date, Seller shall retain or otherwise have liability for, and shall be solely responsible for (i) any claim made by any former or current employee of Seller for salary, commissions, overtime pay or bonuses; and (ii) any and all liabilities, other than Assumed Liabilities, arising under, resulting from or relating to any of Seller's Employee Plans or to Seller's employment or termination of its employees, whether incurred before, on or after April 30, 2021.

5.5.3 The Seller represents and warrants that all accrued but unused pay arising from the Seller's vacation and sick leave benefit plans for the period ending April 30, 2021]shall be paid as required by law and will be paid at or prior to the Closing.

5.6 Further Assurances. From time to time after the Closing, at the request of a party, the other party will execute and deliver to the requesting party such other documents, instruments of conveyance and transfer and take such other actions as the requesting party may reasonably require more effectively to carry out the terms of this Agreement and to convey, transfer to, and vest in the Purchaser, and to put the Purchaser in possession of, any and all of the Assets.

SECTION 6.
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND OWNER

As of the Closing Date, the Seller and Owner jointly and severally warrant and represent to the Purchaser as follows:

6.1 Organization, Good Standing and Power. The Seller is a Michigan corporation validly existing and in good standing under the laws of the State of Michigan. The Seller has all necessary power and authority to own and operate its Assets and to conduct its present business as and where presently conducted, and the Seller possesses such governmental licenses, permits and authorizations to engage in its present business in Michigan and in each other jurisdiction in which Seller conducts Business. The Seller has all requisite power and authority to execute and deliver this Agreement and any ancillary instruments to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all of the terms and conditions hereof and thereof to be performed by the Seller.

6.2 Authorization of Agreement and Enforceability. The Seller has taken all necessary action to authorize the execution and delivery of this Agreement and any ancillary instruments to which it is party, the performance by the Seller of all terms and conditions of this Agreement and any such ancillary instruments, and the consummation of the transactions contemplated hereby and thereby. This Agreement, and any ancillary instruments to which the Seller is a party, upon the Seller's execution and delivery, will constitute the legal, valid and binding obligations of the Seller, enforceable in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity).

6.3 No Violation; Consents. Except as set forth on Schedule 6.3, the execution, delivery and performance by the Seller of this Agreement and any ancillary instruments to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby, will not (a) violate or conflict with the Articles of Incorporation, bylaws or other governing documents of the Seller; (b) violate any judgment, order, writ or decree of any court, or any law or regulation, applicable to Seller, the business of the Seller or its Assets; (c) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, contract, commitment, indenture, lease, guaranty or other instrument, document or undertaking to which the Seller is a party or which may be binding on any assets of the Seller; or (d) result in

the creation, continuation or imposition of any lien or encumbrance of any kind upon the Assets or Seller's other assets, except in each instance as would not, individually or in the aggregate, reasonably be expected to be material to the Seller or the Owner. No governmental approval or authorization is necessary for Seller to either execute and deliver this Agreement or to perform its obligations under this Agreement.

6.4 Owner. The Owner is the sole shareholder and owner of all shares of stock of the Seller. Neither the execution and delivery of this Agreement or any ancillary instrument to which the Owner is a party, nor the performance of all of the obligations under this Agreement or any ancillary instruments, by the Owner will (a) violate or conflict with any judgment, order, writ or decree of any court, or any law or regulation, applicable to the Owner, or (b) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any law or regulation or agreement, contract, commitment, lease or other instrument, document or undertaking to which the Owner is a party or is bound, except in each instance as would not, individually or in the aggregate, reasonably be expected to be material to the Seller or the Owner. This Agreement and any ancillary instruments to which the Owner is party, upon execution and delivery, will constitute the legal, valid and binding obligation of the Owner (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity).

6.5 Registration as Foreign Entity. The Seller is organized as a Michigan corporation and is not registered as a foreign entity in any other state.

6.6 Transactions with Affiliates. Except with respect to Owner's ownership of Seller, neither Owner nor any affiliate of Owner has (a) any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the Business; (b) any agreement, arrangement or understanding with Seller (other than any employment agreement or independent contractor agreement entered into in the ordinary course) related to the Business; (c) any claim or other right against Seller related to the Business; or (d) any equity interest or any other financial or profit interest in a person that has (i) had business dealings or a material financial interest in any transaction with Seller related to the Business, or (ii) engaged in competition with Seller with respect to the Business. "**Affiliate**" means a person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another person or entity.

6.7 Title to Assets. Except as disclosed on Schedule 6.7, the Seller has good and marketable title to all of the Assets used in the Business, and all of such Assets are free and clear of security interests, liens, and encumbrances of every nature. No shareholder, director, officer, employee or any other person or entity has any ownership interest, claim, or other present or contingent right or interest in or to any of the Assets.

6.8 Financial Statements.

6.8.1 Seller has delivered to the Purchaser true and complete copies of the following financial reports and related documents:

6.8.1.1 Federal income tax returns for the taxable years ending December 31, 2017, 2018 and 2019; and

6.8.1.2 Internally prepared balance sheets and income statements for the years ending December 31, 2018, 2019 and 2020 and an income statement for the trailing twelve (12) month period ended March 31, 2021.

Such financial statements have been prepared in a consistent manner and fairly present in all material respects the financial condition of Seller at the dates indicated and the results of operations of the Business for the periods then ended. The foregoing tax returns are copies of the tax returns filed by the Seller and comply in all material respects with applicable reporting requirements.

6.8.2 To the Knowledge of Seller and the Owner, Seller has no material liabilities of the type required to be disclosed on the face of a balance sheet (other than in the notes thereto) prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), other than (i) liabilities disclosed in the financial statements listed in Section 6.8.1, (ii) liabilities incurred in the ordinary course since the date of the latest financial statements listed in Section 6.8.1, or (iii) liabilities disclosed in the Schedules. "**Knowledge**" means the actual knowledge of a particular fact or other matter possessed by Owner.

6.9 Taxes. Except as set forth in Schedule 6.9, the Seller has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed, and paid all taxes owed, including those with respect to income, withholding, social security, unemployment, workers' compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed, or assessments received, are delinquent. The Seller is not party to any pending action or proceeding, nor, to the Owner's Knowledge, is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments, or deficiencies. No issue has been raised by any federal, state, local, or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of the Seller which has not been settled, resolved, and fully satisfied. The Seller has paid all taxes owed or which it was required to withhold from amounts owing to employees, creditors, or other third parties.

6.10 Litigation. Except as set forth in Schedule 6.10, there are no: (a) claims filed, pending, or to the Knowledge of the Seller or the Owner, threatened against or affecting the Seller, (b) actions, suits, proceedings, or investigations pending or to the Knowledge of the Seller or the Owner, threatened, against or affecting the Seller in any court or before or by any federal, state or local governmental agency or instrumentality, or (c) actions, suits, or legal proceedings pending or to the Knowledge of the Seller or the Owner, threatened against the Seller which might in any way affect its execution or delivery of, or performance of its obligations under this Agreement. Neither the Seller nor the Owner have any Knowledge of any occurrence or set of circumstances which would be reasonably expected to result in any claim, suit, investigation or legal proceedings against the Seller which could have such effect.

6.11 Licenses. The attached Schedule 6.11 contains a complete list and a true and accurate description of: (a) such licenses, permits and other authorizations and approvals issued

by regulatory and other governmental agencies and instrumentalities necessary for or relating in any way to the business and operations of the Seller, and (b) the licenses, permits and other governmental authorizations and approvals issued by regulatory and other governmental agencies and instrumentalities (both in Michigan and elsewhere) held or possessed by each of the Seller's employees and agents and necessary for or relating to the services which said employees or agents provide to the Seller. All of such licenses, permits, authorizations and approvals are in full force and effect. There are no actions, claims, investigations or administrative proceedings pending or to the Knowledge of Seller, threatened against any agents or employees of Seller with regard to any of such licenses, permits or governmental authorizations or approvals possessed by them or related to or arising from services rendered by them for Seller which would have a material adverse effect on the Business; and the Seller and the Owner have no Knowledge of any occurrence or set of circumstances which would be reasonably expected to give rise to any such action, claim, investigation or administrative proceeding..

6.12 Insurance. The attached Schedule 6.12 contains a complete list of all workers' compensation, fire and casualty, property, theft, fidelity, liability, errors and omission coverage, business interruption and other insurance policies insuring the Seller against risk of loss or damage to any of its property or assets and the risks arising out of the operation and conduct of its Business. All of such policies are in full force and effect and have been provided, together with all endorsements, amendments and riders, to the Purchaser for its examination and inspection.

6.13 Employees. The attached Schedule 5.5.1 contains a complete list of all employees of the Seller. Except as otherwise provided on Schedule 5.5.1, the Seller is not indebted to any employees except for salaries due for the current pay period, any termination payments, commissions with regard to which Seller is not delinquent in payment, and incidental traveling and other expenses.

6.14 Client Relations. Apart from ordinary contracts of insurance customary for the industry (including the contracts included in the Assets), the Seller has no contracts or agreements with any clients.

6.15 Employee Benefit Plan Matters. The Seller does not currently maintain and has never maintained any employee benefit plan, including, without limitation, any pension, profit sharing, health, life, accident or disability plan. The Purchaser is not assuming any responsibility or obligation with respect to any Employee Plan; and the Purchaser will incur no liability, cost or expense with respect to any Employee Plan maintained by the Seller.

6.16 Confidentiality of Client Information. The Seller and the Owner have at all times maintained the confidentiality of all the files, records and information of the Seller of the nature described in Sections 1.1.1 and 1.1.2 above in accordance with industry standards, and the Owner has not, and to the Knowledge of Seller and Owner, the Seller has not, disclosed any of such files, records or information to, or allowed access to the same by, any present or potential competitor in the insurance business.

6.17 Validity of Non-Compete Covenants. The Seller and the Owner agree that the restrictions in Section 2 are reasonable as to the protected business, duration, geographic scope

and area and understand that such restrictions will be applied as set forth in Section 2 by a court of competent jurisdiction.

6.18 Absence of Material Changes. Except as disclosed under Schedule 6.18, there have been no material adverse changes of any nature in the Assets, business or financial condition of the Seller since December 31, 2020 and since such date the Seller specifically has not:

6.18.1 Waived any rights of material value;

6.18.2 Made any material change in the Business or operations or the manner of conducting the Business or operations of the Seller, other than changes in the lawful and ordinary course of business, none of which has and which in the aggregate have not had a materially adverse effect on such Business or operations;

6.18.3 Experienced any material disagreement, dispute, adverse claim or other occurrence of a similar nature with or by any of their agents, employees or clients, which would have a material adverse effect on their business or financial condition;

6.18.4 Suffered any damage, destruction or loss having a materially adverse effect on the Assets, Business or operations;

6.18.5 Terminated or amended or suffered the termination or amendment of any material contract, lease, agreement or license to which Seller was a party, except for terminations or amendments none of which has and which in the aggregate have not had a materially adverse effect on Seller's Business or financial condition;

6.18.6 Entered into any material transaction other than in the ordinary course of business;

6.18.7 Conducted the Business in any manner other than substantially as it had been conducted; or

6.18.8 Agreed or obligated Seller to do any of the foregoing.

6.19 Receipt of Commissions. For the twelve (12) months ending March 31, 2021, net product line revenues received by the Seller were not less than $650,000.

6.20 Policy Expirations and Renewals. The Seller has or will make available for inspection by the Purchaser all client insurance portals. The Seller owns all of its accounts, dailies, client lists, expirations, renewals, records and files, free and clear of any security agreement, mortgage, liens, charges, encumbrances, and claims by any insurance carrier or underwriter for unpaid premiums, or any right of setoff or recoupment, or any other claim whatsoever.

6.21 Client Accounts. To the Seller's and Owner's Knowledge, no client listed on said Schedule 1.1.1 has indicated to Seller or Owner that it has ceased or intends to cease placing

business with the Seller or to reduce materially the amount of business it is placing or will place with the Seller.

6.22 Trade or Service Marks and Trade Names. Except for the "J.P. Kush and Associates" name and the dba "JP Kush Insurance Services" in California, the Seller does not own or use any trade or service marks, trade names, franchises or related applications, nor are any trade or service marks, trade names, franchises or related applications required, for the conduct of the business now conducted by the Seller.

6.23 Insurance Accounts and Commissions. The insurance accounts of the Seller represent insurance placed through the Seller for the commissions set forth on the Seller's books and records. Except for commissions paid to Owner's Agents, there are no oral or written agreements, commitments or understandings with any account or any other person whereby any of the insurance commissions received by the Seller are being returned directly or indirectly to any customer or any other person.

6.24 Insurance Companies and Market Facilities. The Seller has an appointment to act as an agent for each insurance company from which such an appointment is used to conduct business; each such appointment is valid and binding in accordance with its terms on the parties thereto; and there has been no indication that any such appointment will be, and to Seller's Knowledge no grounds exist which may reasonably result in any such appointment being revoked, limited, rescinded or terminated. Seller is not a party to any agreement (oral or written) which prevents it from doing business with any insurance company, agent, or broker. Seller is not bound, or committed to bind, any insurance coverage for any liability, risk, cost, or expense, or in any amount of liability, risk, cost, or expense, or upon any terms or conditions, which exceeds its binding authority in any respect. Seller is not in material default under any of its obligations to any insurance company, agent or broker through which it places insurance. The Seller has delivered to or made available for inspection by the Purchaser true and complete copies of the Molina Healthcare and Priority Health Care agreements currently in effect with the Seller. Neither the Seller nor the Owner have Knowledge that any insurance company, agent or broker with which the Seller places insurance business will cancel or modify in any material respect the agency appointment or agreement of the Seller with such insurance company, agent or broker, or refuse or cease to do business with the Seller or Purchaser or change the nature, scope or terms upon which it has been doing business with the Seller because of the execution of this Agreement or the consummation of the transactions contemplated hereby.

6.25 Claim Administration Agreements. The Seller provides no claim administration or adjustment services.

6.26 Owner's Agents/Assumed Liabilities. Schedule 6.26 lists the Owner's Agents and the corresponding rate in which Seller pays any commission, referral fee, or other consideration with respect to any Account. Except as set forth on Schedule 6.26, Seller has no written agreements with any of the Owner's Agents. Seller represents that all payments and other financial obligations of the Seller with respect to the Assumed Liabilities that are due prior to the Effective Date have been paid prior to the Effective Date. The Seller represents and warrants that all performance obligations of the Seller have been satisfied in all material respects in accordance with the terms of the Assumed Liabilities through the Effective Date. Seller

represents and warrants that, as of the Closing Date, no default by either the Seller or, to Sellers' Knowledge, the other party(ies) to each respective Assumed Liability exists or will, with only the passage of time, occur under any Assumed Liability.

6.27 Transparency. The Seller is in compliance with the various requirements of state insurance departments and attorney general regarding disclosure and transparency of agent/broker compensation and all types of income.

6.28 Privacy and Data Security. All Business IT Systems are in good working condition and to the Seller's Knowledge are sufficient for the operation of the Business as currently conducted. In the past five (5) years, to Seller's Knowledge, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems that has resulted or is reasonably likely to result in disruption or damage to the Business. Seller has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements. Seller has complied in all material respects with all applicable laws and regulations (including, without limitation, HIPAA/HITECH as applicable to the Business) and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. In the past five (5) years, to the Seller's Knowledge Seller has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other legal proceeding by any governmental authority or other person concerning Seller's collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and to Seller's Knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any such legal proceeding. "**Business IT Systems**" means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business.

6.29 Securities Representations.

6.29.1 Accredited Investor. The Owner is an "accredited investor" as defined in Securities and Exchange Commission Regulation D, Rule 501 and any applicable state securities law. In particular, if the Owner is a natural person, either (A) the Owner's current personal net worth (excluding the undersigned's primary residence and any mortgage thereon if less than the fair market value of such residence) exceeds \$1,000,000 or (B)(1) the Owner's total individual income, in each of the two preceding calendar years exceeded \$200,000 or total joint income with the Owner's spouse in each of those years exceeded \$300,000, and (2) the Owner reasonably expects that the Owner's total individual income for current calendar year will exceed \$200,000 or that the undersigned's total joint income with the undersigned's spouse for the current calendar year will exceed \$300,000 or (C) any trust, with total assets in excess of

$5,000,000, not formed for the specific purpose of acquiring the Closing Shares offered. For purposes hereof, "net worth" means the excess of total assets at fair market value (excluding principal residence) over total liabilities.

6.29.2 Purchase Entirely for Own Account. The Owner hereby confirms, that the Closing Shares to be acquired by the Owner will be acquired for investment for the Owner's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Owner has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Owner further represents that the Owner does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Closing Shares. The Owner has not been formed for the specific purpose of acquiring the Closing Shares.

6.29.3 Disclosure of Information. The Owner has had an opportunity to discuss RELI's business, management, and financial affairs with RELI's management.

6.29.4 Restricted Securities. The Owner understands that the Closing Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Owner's representations as expressed herein. The Owner understands that the Closing Shares are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Owner must hold the Closing Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Owner acknowledges that RELI has no obligation to register or qualify the Closing Shares for resale. The Owner further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Closing Shares, and on requirements relating to RELI which are outside of the Owner's control, and which RELI is under no obligation and may not be able to satisfy.

6.29.5 [INTENTIONALLY OMITTED]

6.29.6 Legends. The Owner understands that the Closing Shares and any securities issued in respect of or exchange for the Closing Shares, may be notated with one or all of the following legends:

> **"THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO RELI THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."**

Any legend set forth in, or required by, the other Transaction Agreements. Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.]

6.29.7 Foreign Investors. If the Owner is not a United States person (as defined by Section 7701(a)(30) of the Code), the Owner hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Closing Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Owner's subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Owner's jurisdiction.

6.29.8 CFIUS Foreign Person Status. The Owner is not a "foreign person" or a "foreign entity," as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the "DPA"). The Owner is not controlled by a "foreign person," as defined in the DPA. The Owner does not permit any foreign person affiliated with the Owner, whether affiliated as a limited partner or otherwise, to obtain through the Owner any of the following with respect to RELI: (i) access to any "material nonpublic technical information" (as defined in the DPA) in the possession of RELI; (ii) membership or observer rights on the Board of Directors or equivalent governing body of RELI or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of RELI; (iii) any involvement, other than through the voting of shares, in the substantive decision-making of RELI regarding (x) the use, development, acquisition, or release of any "critical technology" (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of "sensitive personal data" (as defined in the DPA) of U.S. citizens maintained or collected by RELI, or (z) the management, operation, manufacture, or supply of "covered investment critical infrastructure" (as defined in the DPA); or (iv) "control" of RELI (as defined in the DPA).

6.29.9 No General Solicitation. Neither the Owner, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Closing Shares.

6.30 Survival. All of the representations and warranties of the Seller or the Owner shall survive for a period of eighteen (18) months following the Closing contemplated hereunder as provided in Section 5; provided however that the representations and warranties in Sections 6.9 and 6.15 shall survive through the expiration of the applicable statutes of limitation and Sections 6.7 and 6.29 shall survive perpetually (Sections 6.7, 6.9, 6.15, and 6.29 being referred to herein as the "Exempt Representations").

6.31 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 6 (as qualified by the Schedules hereto and in accordance

with their respective express terms and limitations), neither the Seller, the Owner nor any other person has made or makes any other express or implied representation or warranty, either written or oral, with respect to the Seller, the Owner, the Business, the Assets or otherwise or with respect to any information provided, if any, to Purchaser or any of Purchaser's affiliates or representatives. Without limiting the generality of the foregoing, neither the Seller, the Owner nor any other Person has made or makes any representation or warranty with respect to any projections, estimates or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) of the Seller or the Business. THE REPRESENTATIONS AND WARRANTIES OF THE SELLER AND OWNER IN THIS ARTICLE 6 CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLER AND OWNER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND SELLER AND OWNER DISCLAIM ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE BUSINESS, AND IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE).

SECTION 7.
REPRESENTATION WARRANTIES OF PURCHASER

As of the Closing Date, the Purchaser represents and warrants to the Seller and the Owner as follows:

7.1 Organization, Good Standing and Power. The Purchaser is a Michigan limited liability company existing and in good standing under the laws of the State of Michigan. The Purchaser has all necessary power and authority to own and operate its assets and to conduct its present business as and where presently conducted, and the Purchaser possesses all necessary governmental licenses, permits and authorizations to engage in its business in Michigan and every other jurisdiction where required. The Purchaser has all requisite power and authority to execute and deliver this Agreement and any ancillary instruments to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all of the terms and conditions hereof and thereof to be performed by the Purchaser.

7.2 Authorization of Agreement and Enforceability. The Purchaser has taken all necessary action to authorize the execution and delivery of this Agreement and any ancillary instruments to which it is a party, the performance by the Purchaser of all terms and conditions of this Agreement and any such ancillary instruments, and the consummation of the transactions contemplated hereby and thereby. This Agreement, and any ancillary instruments to which the Purchaser is a party, upon the Purchaser's execution and delivery, will constitute the legal, valid and binding obligations of the Purchaser, enforceable in accordance with their terms.

7.3 No Violation; Consents. The execution, delivery and performance by the Purchaser of this Agreement and any ancillary instruments to which it is a party and the

consummation of the transactions contemplated hereby and thereby, will not (a) violate or conflict with the Operating Agreement of the Purchaser; (b) violate any judgment, order, writ or decree of any court, or any law or regulation, applicable to the Purchaser, the business of the Purchaser or its assets; (c) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, contract, commitment, indenture, lease, guaranty or other instrument, document or undertaking to which the Purchaser is a party or any of its assets is bound; or (d) result in the creation, continuation or imposition of any lien or encumbrance of any kind upon the Purchaser's assets. No governmental approval or authorization is necessary for the Purchaser to execute and deliver this Agreement or to perform its obligations under this Agreement.

7.4 Litigation. There is no suit, claim, action, proceeding or investigation pending or to the knowledge of Purchaser, threatened against Purchaser or any of its affiliates that Purchaser believes is reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

7.5 Closing Shares Issued. When issued pursuant to the provisions of this Agreement, the Closing Shares will be duly authorized, validly issued, fully paid and nonassessable.

7.6 Survival. All of the Purchaser's representations and warranties shall survive for a period of eighteen (18) months following the Closing contemplated hereunder as provided in Section 5, other than the representations and warranties contained in Section 7, Section 7.6 and Section 7.7, which shall survive perpetually

7.7 Certain Purchaser Acknowledgements. Purchaser understands, acknowledges and agrees that except for the representations and warranties contained in Section 6, neither the Seller, the Owner nor any other person has made or makes any other express or implied representation or warranty, either written or oral, with respect to the Seller, the Owner, the Business, or the Assets or with respect to any information provided, if any, to Purchaser or any of Purchaser's Affiliates or their respective agents or representatives, and that Seller and the Owner have disclaimed any all such representations or warranties. Purchaser represents, warrants and promises that, other than the representations and warranties contained in Section 6 and accompanying Schedules, Purchaser is not relying upon any representations, warranties or other statements of Seller, the Owner, or any other person in order to execute this Agreement and consummate the transactions contemplated hereby.

SECTION 8.
POST CLOSING MATTERS

8.1 Termination. Except as required in Section 5.5.2 above or Section 8.2 below or for other actions permitted by this Agreement (including Section 1.4), the Seller shall promptly terminate all insurance business operations on a permanent basis.

8.2 Further Assurance of Seller and Owner. From and after the Closing Date, Seller and Owner shall, at the request of Purchaser, execute, acknowledge and deliver to

Purchaser, without further consideration, all such further assignments, conveyances, endorsements, deeds, special powers of attorney, consents and other documents, and take such other action, as may be reasonably required (i) to transfer to and vest in Purchaser, and protect is rights, title and interest in, all the Assets and (ii) otherwise to consummate the transactions contemplated by this Agreement.

8.3 Closing Shares Issued. Purchase agrees to ensure that, when issued pursuant to the provisions of this Agreement, the Closing Shares will be duly authorized, validly issued, fully paid and non-assessable. Seller, Owner and Purchaser agree to assist and cooperate with each other post-Closing to ensure the proper issuance and delivery of the Closing Shares.

8.4 Seller's Insurance. The Seller has maintained errors and omissions coverage for claims arising from events, acts or omissions of Seller and its agents and employees, if any with respect to the Accounts and will continue such coverage up to the Effective Date of this Agreement ("**E&O Policy**"). The Seller and Owners will continue to maintain its E&O Policy or reasonably comparable error and omission coverage for a period of at least three (3) years from the Effective Date ("**Coverage Period**"). At the request of the Purchaser, the Seller or Owner will furnish to the Purchaser evidence of the E&O Policy within ten (10) days of the request. If Seller ceases to maintain its E&O Policy any time within the Coverage Period, the Seller shall, and the Owner will cause the Seller to, obtain extended coverage under the Seller's errors and omissions insurance policy (the "**Tail Insurance**") in form reasonably acceptable to Purchaser, for the remaining months of the Coverage Period.

8.5 Office Space. Commencing on the Closing Date and ending on December 31, 2021 (the "**Office Transition Period**"), Seller shall maintain its existing office space located at 100 E Big Beaver Road, Suite 375, Troy, MI 48083 (the "**Current Office Space**") in a manner substantially consistent with the maintenance of such space prior to the Closing Date, and permit Purchaser to operate and maintain the Assets from the Current Office Space (including by allowing access at all times to the Current Office Space to the Owner, Transferred Employees and employees and agents of Purchaser and/or its affiliates). During the Office Transition Period, Purchaser shall reimburse Seller for all rent amounts and related expenses incurred in connection with the ordinary maintenance of the Current Office Space, provided that reimbursements for rent during the Office Transition Period shall not exceed Ten Thousand Six Hundred Sixty-Seven and 50/100 Dollars (10,667.50). During the Office Transition Period, Seller shall at all times comply with the provisions of any lease agreement or similar arrangement between Seller and the landlord of the Current Office Space.

8.6 Name Change. At the direction of the Purchaser after the Closing Date, Seller will (i) cause its name to be changed to a name other than "J.P. Kush and Associates, Inc." or any similar name by filing all necessary papers with the appropriate officials of its state of incorporation and other jurisdictions in which it is qualified to do business and take all such other action as may be necessary to permit Purchaser to use and assume upon the filing of such papers after the Closing Date the name J.P. Kush and Associates and (ii) take such action as may be required to withdraw from qualification to do business as a foreign corporation in any jurisdiction where so qualified.

SECTION 9.
INDEMNIFICATION AND REMEDIES

9.1 Indemnification of the Purchaser. The Seller and the Owner, jointly and severally, hereby promise and agree to indemnify and hold harmless the Purchaser against any and all losses, damages, judgments, liabilities, costs and expenses (including reasonable attorneys' fees) (collectively, "**Losses**"); suffered by the Purchaser as a result of: (a) any representation or warranty by the Seller or the Owner in this Agreement or any other agreement, instrument or document delivered by Owner or Seller in connection with the Closing proving to be false, incorrect or inaccurate, and/or (b) any breach or violation by the Seller or the Owner of any of their covenants and obligations under this Agreement, including Seller and Owner's obligations under Section 8.4 and/or (c) actual or asserted debts, liabilities, and obligations arising out of the ownership and use of the Assets by the Seller and associated with operation of the Business arising, accruing, or related to periods ending before the Effective Date, and/or (d) the Excluded Assets or the Excluded Liabilities; provided, that, (i) the Purchaser will not be entitled to assert any claims for Losses with respect to any individual item or matter, or items or matters arising out of substantially similar facts and circumstances, unless the amount of Losses with respect to such item(s) or matter(s) exceeds Fifteen Thousand Dollars ($15,000) ("Basket") (at which point Seller and Owner will be jointly and severally liable for only those Losses exceeding the Basket, subject to the other provisions and limitations of this Article 9); (iii) Seller and Owner will only be liable for any Loss under Section 9.1(a) (other than a Loss arising in respect of a breach of any of the Exempt Representations) up to an amount equal to fifty percent (50%)% of the Purchase Price amounts actually received by Seller hereunder; and (iv) Seller and Owner will only be liable for any Loss arising in respect of a breach of any of the Exempt Representations up to an amount equal to the Purchase Price amount actually received by Seller hereunder.

9.2 Remedies. Upon the occurrence of any event referenced in the preceding Section 9.1 for which the Purchaser is entitled to indemnification, the Purchaser shall have all of the rights and remedies available to it at law, in equity, in bankruptcy or otherwise. In addition, the Purchaser shall have the right to recoup or offset the amount for which it is entitled to indemnification against any amount then outstanding under this Agreement or any instrument executed in connection herewith. If the Purchaser intends to exercise offset rights, the Purchaser will notify the Seller in a writing which sets forth the amount to be offset and the indemnification claim against which the offset is claimed. Within thirty (30) days of the notice of offset, the Seller may make written objections to the Purchaser objecting to all or part of the offset and the basis for the objection, in which case any offset amount for which the Seller have made timely objection shall be deposited in escrow with a mutually acceptable escrow agent until such time as the parties authorize disbursement or a court issues a final non-appealable order ordering disbursement of the escrow proceeds.

9.4 Limitations on Liability. Notwithstanding any other provisions of this Agreement to the contrary:

(a) Neither the Seller nor the Owner shall have any liability for any Losses to the extent (i) the Purchaser recovers from and actually receive insurance proceeds in respect of such Losses (less the costs involved in such recovery), or (ii) the Purchaser recovers from and

actually receives indemnification or recovery of damages from a third party for such Losses (less the costs involved in such indemnification or recovery). No party shall be entitled to recover Losses in respect of any claim or otherwise obtain reimbursement or restitution more than once with respect to any claim hereunder.

(b) All amounts paid by or on behalf of the Seller or Owner as indemnification shall be treated as adjustments to the Purchase Price for Tax purposes, except as required by applicable law.

(c) The amount of any Losses for which indemnification is provided hereunder shall be reduced by any net Tax benefit to the Indemnified Party and its Affiliates.

9.5 Indemnification of the Seller and the Owner. The Purchaser hereby promises and agrees to indemnify and hold harmless the Seller, its officers, directors, employees, agents, successors and assigns and the Owner, her heirs, successors and assigns against any and all Losses suffered or incurred by the Seller or the Owner as a result of: (a) any representation or warranty by the Purchaser in this Agreement, or in any Schedule to this Agreement or in any instrument or agreement delivered in connection herewith, proving to be false, incorrect or inaccurate, and/or (b) any breach or violation by the Purchaser of any of the covenants and obligations under this Agreement or any agreement or instrument delivered in connection with this Agreement, and/or (c) actual or asserted debts, liabilities, and obligations arising out of the ownership and use of the Assets by the Purchaser or an affiliate and associated with operation of its business arising, accruing, or related to periods beginning on or after the Effective Date, or (d) the Assumed Liabilities (except as the same may result from a breach of a representation or warranty by the Seller or the Owner).

9.6 Exclusive Remedy. Except with respect to an action based upon an allegation of Fraud or with respect to which equitable relief is sought (and solely to the extent such action is based on the allegation of Fraud or seeks equitable relief), the provisions of this Article 9 constitute the exclusive remedy of the parties hereto with respect to the subject matter of this Agreement. Without limiting the generality of the preceding sentence, (i) no legal action sounding in contribution, tort or strict liability may be maintained by either party hereto against the other party hereto with respect to any matter that is the subject of this Article 9, and (ii) Purchaser hereby waives any and all statutory rights of contribution or indemnification that it might otherwise be entitled to under any federal, state or local law. Nothing in this section will limit rights or remedies expressly provided for in any other agreement executed pursuant to this Agreement or rights or remedies which, as a matter of applicable law or public policy, cannot be limited or waived. For purposes of this Agreement, "Fraud" means, with respect to Seller and Owner, (a) a false representation of material fact made in Article 6 by Owner; (b) with actual (as opposed to imputed or constructive) knowledge by Owner that such representation is false (as opposed to reckless or negligent indifference to the truth); (c) with an intention that Purchaser would act on such false representations; (d) causing Purchaser, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (e) causing Purchaser to suffer actual Loss by reason of such reliance.

9.7 Procedures for Indemnification.

9.7.1 Each "**Indemnified Party**" (Indemnified Party shall be defined to include either the Seller and the Owner or in the alternative, the Purchaser, as the context so requires) shall promptly give notice hereunder to the indemnifying party after becoming aware of any claim as to which recovery may be sought against the indemnifying party because of the indemnity in this Section, and, if such indemnity shall arise from the claim of a third party, shall permit the indemnifying party to assume the defense of any such claim and any litigation or other proceeding resulting from such claim; provided, that any Indemnified Party may, in any event, at its own expense, monitor and participate in, but not control, the defense of any such claim or litigation. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice (or by delay by an Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the indemnifying party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. The notice required hereunder shall specify the basis for the claim for indemnification to the extent ascertainable at the time of the notice. Failure by an indemnifying party to notify an Indemnified Party of its election to defend any such claim or action by a third party within ten (10) days after notice thereof shall have been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to defend such claim or action. Nothing herein shall be deemed to prevent an Indemnified Party from making a contingent claim for indemnification hereunder, provided the Indemnified Party has reasonable grounds to believe that the claim or demand for indemnification will be made and sets forth the estimated amount of such claim to the extent then ascertainable.

9.7.2 The indemnifying party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement, except with the written consent, which consent shall not be unreasonably withheld, of the Indemnified Party; provided that the indemnifying party may enter into a settlement or compromise of such claim if the sole relief provided is monetary damages that are paid in full by the indemnifying party in connection with and upon the settlement or compromise and such settlement or compromise includes as an unconditional term thereof an express and unconditional release by each claimant or plaintiff of the Indemnified Party from all liabilities and obligations with respect to such claim. Any such settlement or judgment must include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or litigation.

9.7.3 If the indemnifying party shall not, after receipt of notice from the Indemnified Party, assume the defense of any such claim by a third party or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate.

SECTION 10.
MISCELLANEOUS

10.1 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, personal representatives, legatees, devisees and heirs; provided that no assignment will relieve any assignor of any obligations or duties under this Agreement.

10.2 Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail (return receipt requested), postage prepaid, as follows:

Purchaser:	Yaakov Beyman 300 Boulevard Of The Americas STE 105 Lakewood, NJ 08701
Email address:	yabeyman@reliancegh.com
With a copy to:	Knox Law Firm 120 West Tenth Street Erie, PA 16501 Attn: William B. Helbling, Esq. and David M. Mosier, Esq.
Email address:	dmosier@kmgslaw.com whelbling@kmgslaw.com
Seller:	Joshua Kushnereit9235 Lakebluff Dr. Clarkston, MI 48348
With a copy to:	Wolfson Bolton PLLC 3150 Livernois, Suite 275 Troy, MI 48083 Attn: Eric A. Zacks, Esq. and Thomas Kelly, Esq.
Email address:	ezacks@wolfsonbolton.com tkelly@wolfsonbolton.com

Any party may change its address for the receipt of notices hereunder by giving appropriate notice to the other parties in accordance with this Section 10.2.

10.3 Governing Law. This Agreement shall be governed by and interpreted in accordance with the law of the State of Delaware (without giving effect to the choice of law principles thereof).

10.4 Captions. The captions in this Agreement are included for convenience only and shall not be considered in the interpretation or construction of this Agreement.

10.5 Entire Agreement/No Third Party Beneficiaries. This Agreement, together with the Schedules hereto and written instruments referenced herein, constitutes the entire agreement by and among the parties hereto with respect to the subject matter hereof, and this Agreement supersedes all prior agreements, correspondence and understandings and all prior and contemporaneous oral agreements and understandings, among the parties hereto with regard to the subject matter hereof, and is not intended to confer upon any person other than Purchaser, Seller and Owner any rights or remedies hereunder. This Agreement may be amended only by a written instrument setting forth the amendment with specificity, which is executed by all of the parties hereto. It is understood and agreed that this Agreement and the other agreements specifically contemplated by this Agreement and intended to be effective contemporaneously herewith are entered into as part of a common integrated transaction.

10.6 Schedules. The Schedules attached hereto constitute a part of this Agreement and are hereby incorporated herein by reference by their entirety as if fully set forth in this Agreement at the point where first mentioned herein.

10.7 Public Announcements. Seller shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Purchaser. Purchaser shall consult with Seller prior to any public disclosure regarding its general announcement of the transaction, including a joint press release (with mutually agreed upon text) that announces the transactions contemplated herein generally. Seller and Owner will cooperate with Purchaser to prepare and deliver a joint notification to the Accounts and insurance carriers of the transfer of the Business to Purchaser.

10.8 Waivers. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

10.9 Expenses of Transaction. The Purchaser, on the one hand, and the Seller and the Owner, on the other hand, shall each bear their own costs and expenses, including legal and accounting fees, incurred in negotiating the agreement evidenced hereby, in preparing this Agreement and the other documents referred to herein, and in consummating the transactions contemplated hereunder.

10.10 Counterparts; Facsimile/PDF Signatures. This Agreement may be executed in multiple separate counterparts, each of which shall be deemed to be an original, and all such separate counterparts shall constitute but one instrument. Signatures of the parties transmitted by facsimile, portable document format (PDF) or other electronic means shall be deemed to be their original signatures for all legal and other purposes.

10.11 Construction. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require.

10.12 Cooperation. The parties hereto shall cooperate fully at their own expense, except as otherwise provided in this Agreement, with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.

10.13 Transfer Taxes. All stamp, transfer, excise, documentary, sales, use, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the "**Transfer Taxes**") shall be paid by Seller. Seller shall properly file on a timely basis all necessary tax returns and other documentation with respect to any Transfer Tax and provide to Purchaser evidence of filing and payment of all Transfer Taxes.

[*Signature Page Follows*]

IN TESTIMONY WHEREOF, the parties hereto have each duly executed and delivered this Agreement, as of the date first above written.

PURCHASER:
KUSH BENEFIT SOLUTIONS, LLC
By Reliance Global Group, Inc.
Its Sole Member

BY: ______________________
Ezra Beyman, CEO

SELLER:
J.P. KUSH AND ASSOCIATES, INC.

BY: ______________________
Joshua Kushnereit, President

OWNER:

BY: ______________________
Joshua Kushnereit

Agreement to and Acknowledgment of obligations under Section 3.2.9:

RELIANCE GLOBAL GROUP, INC.

By: ______________________
Ezra Beyman, CEO

ALTRUIS BENEFIT CONSULTANTS, INC.
By Reliance Global Group, Inc.
Its Sole Shareholder

By: ______________________
Ezra Beyman, CEO

2248767.v2

[Signature Page to Asset Purchase Agreement]

IN TESTIMONY WHEREOF, the parties hereto have each duly executed and delivered this Agreement, as of the date first above written.

PURCHASER:
KUSH BENEFIT SOLUTIONS, LLC
By Reliance Global Group, Inc.
Its Sole Member

BY: ______________________________
Ezra Beyman, CEO

SELLER:
J.P. KUSH AND ASSOCIATES, INC.

BY: ______________________________, President
Joshua Kushnereit, President

OWNER:

BY: ______________________________
Joshua Kushnereit

Agreement to and Acknowledgment of obligations under Section 3.2.9:

RELIANCE GLOBAL GROUP, INC.

By: ______________________________
Ezra Beyman, CEO

ALTRUIS BENEFIT CONSULTANTS, INC.
By Reliance Global Group, Inc.
Its Sole Shareholder

By: ______________________________
Ezra Beyman, CEO

2248767.v2

[Signature Page to Asset Purchase Agreement]